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                                  Exhibit 10.1

                               EMPLOYMENT CONTRACT

         THIS EMPLOYMENT CONTRACT (this "Agreement"), made as of the first day of January, 1999, by and between-.


                  COLLECTIBLE CONCEPTS GROUP, INC., a Pennsylvania corporation, having its principal place of business at 1600 Lower
                  State Road, Chalfont, Penna. 18914 (The Employer)

                                       And

                  Name-.        Paul S. Lipschutz
                                --------------------------------------
                  Residing at-. 11 Rivers Edge, Lambertville, NJ 08530
                                --------------------------------------
                  Phone.-
                                --------------------------------------

     1.     TERM OF EMPLOYMENT:
              1.1 The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer for a period of five (5) years beginning on the first day of January ,1999. Upon each anniversary date hereof,
i.e., commencing January 1, 1999, and on January 1     , of each successive year
thereafter, this Agreement shall be automatically extended for a period of five
(5) years unless the Employer has given notice to the Employee, as hereinafter provided, prior to ninety (90 days before any anniversary date hereof). If such notice of termination has been given by the Employer, this Agreement shall not be extended for any further term, but shall remain in existence for the remainder of the then-current five (5) year term then in effect.

     2.     DUTIES OF EMPLOYEE:
              2.1 The Employee is hereby employed in the capacity of President, Member of Executive Committee, Steering Committee and Board of Directors, and shall work at such locations as the Employer shall assign from time to time. However, it is specifically understood that the Executive may engage in other business activities so long as they do not directly compete against the products of Collectible Concepts Group, Inc., or conflict with the Employee's ability to discharge his duties to the Employer.


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     3.     COMPENSATION:
              3.1 As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer, a salary of One Hundred Four Thousand ($104,000.00) per year for the period from January, 1999 through and including December 31, 1999 ("Base Salary"). During each fiscal year thereafter (fiscal year January 1st through December 31st), Employee shall receive additional salary based on the gross sales of all divisions of the Employer in the following increments ("Additional Salary").

             AnnualRevenues            Additional Salary
             --------------            -----------------
         $1,000,000 to $1,999,999               $25,000
         $2,000,000 to $2,999,999               $50,000
         $3,000,000 to $4,999,999               $75,000
     Each $1,000,000 increment thereafter       $25,000

These salaries can be adjusted quarterly at the Employee's option. Employee's Base Salary shall be increased each year by an amount equivalent to fifteen percent (15%) of the sum of the Employee's Base Salary and Additional Salary for the immediately preceding year.

              3.2 In addition to Basic and Additional Salary, the Employee shall be entitled to receive such annual or special bonuses as may be granted to him at the discretion of the Directors.

     4.     EMPLOYEE BENEFITS:

              4.1 Medical Insurance. Employer agrees to include the Employee in the Employer's comprehensive medical benefit plan to be adopted by the Employer. The Employee may elect to include under such coverage the Employee's spouse and dependents.


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              4.2 Life Insurance. The Employer agrees to provide the Employee a universal life insurance policy in the amount of One Million($ 1,000,000) Dollars. The Employee shall have the option to continue the policy at the Employee's expense, if the Employee's employment is terminated. The beneficiaries under such policy shall be selected by the Employee, and ownership of the policy shall be vested in the Employee. Coverage shall begin with the first day of the employment term.
              4.3 Disability Insurance. In the event that the Employee is unable to perform his normal work duties for a period of two years, he shall be considered "disabled" for the purposes of this Agreement. Thereafter, the Employer shall continue to pay Employee his Basic (and Additional?) Compensation for a period of two 2 years. Following the expiration of such two (2) year period the Employee will receive monthly payments of no less than Four Thousand ($4,000.00) Dollars pursuant to a disability insurance policy which will be maintained by the Employer for the benefit of the Employee.
              4.4 Stock Option. The Employer grants to the Employee an option purchase Ten Million (10,000,000) shares of common stock of the Employer at a price of One ($.0l) Cent per share, protected against dilution. This option may be exercised in whole or in part at any time within five (5) years of the date of this Agreement, but purchases under a partial exercise of this option may only be made in lots of One Hundred Thousand (100,000) shares or greater. This option shall be assignable by the Employee, in the event of Employee's death, to a beneficiary designated in writing by the Employee. If the (Employee) terminates the employment of the Employee for any reason, the Employee shall retain the right to exercise any unused portion of this option within the period which expires five (5) years from the date of this Agreement. Until the Employee has exercised this option, in whole or in part, and has become the holder of record of any shares subject to this option, he shall not be treated as a holder of those shares or have any of the rights of a holder. The shares of common stock underlying this option are restricted securities and may not be sold or otherwise transferred by the Employee following the exercise of the option granted hereby unless such shares have been registered with the U.S. Securities and Exchange Commission or an appropriate exemption from registration is available.


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              4.5 Vacation Pay and Holidays

          a. The Employee shall be entitled to an annual vacation leave of three
(3) weeks at full pay. The time for such vacation shall be selected by the Employee and approved by the Employer and can be accrued up to twelve (12) weeks total- in lieu of the vacation leave herein before specified, the Employee may elect to receive payment for the whole or any portion of the vacation time to which he is entitled, such vacation time to be valued at the amount of the Basic Salary earned by the Employee during an equivalent period of time.

          b. The Employee shall, in addition, be entitled to holidays on the following days with full pay, plus any additional holidays granted to other executive employees: New Year's Day Memorial Day Independence Day Labor Day Thanksgiving Day Christmas Day One (1) Floating Holiday

              4.6 Company Automobile. The Employer will furnish an automobile to the Employee, together with the normal expenses of operating the same, including insurance and maintenance costs. The make, model, and cost of such automobile to be determined by the Board of Directors.

     5.     REIMBURSEMENT OF EMPLOYEE EXPENSES:

              5.1 Business Expenses. The Employer, in accordance with the rules and regulations that it may issue from time to time, shall reimburse the Employee for business expenses incurred in the performance of his duties.


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     6.     PROPERTY RIGHTS:

              6.1 Inventions and Patents. The Employee agrees that he will promptly, from time to time, fully inform and disclose to the Employer all inventions, designs, improvements, and discoveries which he may hereafter have during the term of this Agreement which pertain or relate directly to the products of the Employer or to any experimental work carried on by the Employer, whether or not conceived during regular working hours. The Employee agrees, without further consideration, to execute all documents and do all things necessary to obtain letters patent in order to vest the Employer with full and exclusive title, to all such inventions, designs, improvements and discoveries deemed patentable by the Employer and protect the same against infringement by others.
              6.2 Trade Secrets. The Employee during the time of employment under this Agreement will have access to and become familiar with various trade secrets, consisting of formulas, patterns, devices, secret inventions, processes and compilations of information, records and specifications, which are developed during the term of this Agreement and owned by the Employer and which are regularly used in the operation of the business of the Employer. The Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, nor use them in any way, during the term of this Agreement or at any time within one (1) year thereafter, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer.

              6.3 Consent of Non-Competition. During the term of this Agreement and for one (1) year thereafter, the Employee shall not directly or indirectly, either as an employee, employer, officer, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in direct competition in any manner whatsoever with the products of the Employer.


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      7.    TERMINATION:

              7.1 By Employer. If the Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, the Employer may, at Its option, terminate this Agreement by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity or under this Agreement.
              7.2 By Employee, The Employee may, however, terminate this Agreement upon ninety (90) days written notice to the Employer, in which case, all of the Ernployer's obligations shall terminate and cease as of the effective date of said termination. Employee, however, shall be obligated and bound to honor the covenant contained in Paragraphs 6.2 and 6.3 for a period of one (1) year.

       8.   GENERAL PROVISIONS:

              8.1 Notices. Any notices to be given thereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt- mailed notices shall be deemed communicated as of ten (10) business days after mailing.
              8.2 Inclusion of Entire Agreement Herein. This Agreement supersedes any and all other Agreements either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.
              8.3 Laws Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.
              8.4 Attorney's Fees and Costs. In any action at law or in equity is necessary to enforce or interrupt the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.
              8.5 Payment of Moneys Due Deceased Employee. If the Employee dies prior to the expiration of the term of employment, any moneys that may be due him from the Employer under this Agreement as of the date of his death shall be paid to his executors, administrators, heirs, personal representative, successors and assigns.


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             8.6 Necessity of Employer's Written Consent. It is expressly agreed that the Employee shall have no right or authority to make any contact or binding promise of any nature on behalf of the Employer, whether oral or written, without the express written consent of the Board of Directors who may, however, grant in writing to the Employee, continuing authority to enter into contracts within such monetary limits and for such purposes and may be established by the Board from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth in the first paragraph of this Agreement above.

ATTEST:                                COLLECTIBLE CONCEPTS GROUP, INC.

                                       By:______________________________
                                          Paul S. Lipschutz, President
                                          Board Director, Member


                                       By:______________________________
                                          Employee
                                          Board of Director, Member